ROYAL SILVER MINES, INC.
                         (A Development Stage Company)

                          Audited Financial Statements

                           September 30, 1996 and 1995

                           C O N T E N T S

Independent Auditors' Reports  . . . . . . . . . . . . .  F-1

Balance Sheets . . . . . . . . . . . . . .  . . . . . .   F-2

Statements of Operations . . . . . . . . . . . . . . . .  F-3

Statements of Stockholders' Equity . . . . . . . . . . .  F-4

Statements of Cash Flows . . . . . . . . . . . . . . . .  F-10

Notes to the Financial Statements . . . . . . . . . . . . F-13

                             (Company Logo)
                         Williams & Webster, P.S.
                       Certified Public Accountants
                         Seafirst Financial Center
                       601 W. Riverside, Suite 1970
                          Spokane, WA 99201-0611
                            Tel: (509) 838-5111
                            Fax: (509) 624-5001

The Board of Directors
Royal Silver Mines, Inc.
(A Development Stage Company)
Spokane, Washington

INDEPENDENT AUDITOR'S REPORT


We have audited the accompanying balance sheet of Royal Silver Mines, Inc. (a development stage company) as of September 30, 1996, and the related statements of operations, shareholders' equity, and cash flows for the year then ended, and from inception on February 17, 1994 through September 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Royal Silver Mines, Inc. as of September 30, 1996, and the results of their operations and their cash flows for the year then ended and from inception on February 17, 1994 through September 30, 1996 in conformity with generally accepted accounting principles.


Williams & Webster, P.S.
Certified Public Accountants
Spokane, Washington
December 13, 1996

ROYAL SILVER MINES, INC.
(A Development Stage Company)
BALANCE SHEETS

                                                  September 30,  September 30,
                                                     1996           1995
                                                  _____________  _____________
ASSETS
  CURRENT ASSETS
     Cash                                         $    688,716   $    151,698
     Note receivable                                   100,000            -
     Interest receivable                                   333            -
     Prepaid expenses                                   17,391          4,350
                                                  _____________  _____________
          TOTAL CURRENT ASSETS                         806,440        156,048
                                                  _____________  _____________
  MINERAL PROPERTIES                                 4,785,665      3,869,515
  PROPERTY AND EQUIPMENT
     Furniture and equipment                            15,802         11,629
     Less - accumulated depreciation                    (2,809)          (589)
                                                  _____________  _____________
          TOTAL PROPERTY AND EQUIPMENT                  12,993         11,040
                                                  _____________  _____________
  OTHER ASSETS
     Deferred debt issuance costs, net                     -           19,736
     Organization costs, net                               259            359
                                                  _____________  _____________
          TOTAL OTHER ASSETS                               259         20,095
                                                  _____________  _____________
TOTAL ASSETS                                      $  5,605,357   $  4,056,698
                                                  =============  =============
LIABILITIES AND SHAREHOLDERS' EQUITY
  CURRENT LIABILITIES
     Accounts payable                             $    25,135    $    60,026
     Payable to related parties                           289            289
     Accrued expenses                                  34,443         90,088
     Notes payable                                     60,000        670,919
                                                  _____________  _____________
  TOTAL CURRENT LIABILITIES                           119,867        821,322
                                                  _____________  _____________
  LONG-TERM DEBT                                          -              -
  COMMITMENTS AND CONTINGENCIES                           -              -
  SHAREHOLDERS' EQUITY
     Common stock, $.01 par value; 40,000,000 shares
     authorized, 10,649,854 and 7,757,063 shares
     issued and outstanding, respectively              106,499         77,571
     Additional paid-in capital                      8,436,808      4,120,540
     Deficit accumulated during development stage   (3,057,817)       962,735
                                                  _____________  _____________
  TOTAL SHAREHOLDERS' EQUITY                         5,485,490      3,235,376
                                                  _____________  _____________
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY        $  5,605,357   $  4,056,698
                                                  =============  =============

  The accompanying notes are an integral part of these financial statements.

ROYAL SILVER MINES, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF OPERATIONS

                                                                Period From
                                                                February 17,
                                                                   1994
                                                   Ten months   (inception)
                                    Year ended       ended         through
                                   September 30,  September 30,  September 30,
                                       1996           1995           1996
                                   _____________  _____________  _____________
REVENUES                           $        -     $       -      $       -
                                   _____________  _____________  _____________
GENERAL AND ADMINISTRATIVE EXPENSES

   Mineral leases                         8,122           843          8,965
   Depreciation and amortization         35,736        59,822         98,069
   Officers and directors
       compensation                     492,715       209,733        831,948
   Other administrative expenses      1,298,975       273,246      1,652,006
                                   _____________  _____________  _____________

     Total expenses                   1,835,548       543,644      2,590,988
                                   _____________  _____________  _____________

OPERATING LOSS                       (1,835,548)     (543,644)    (2,590,988)
                                   _____________  _____________  _____________
OTHER EXPENSES
   Interest expense                      (9,534)      (62,557)       (72,091)
   Loss on disposition of assets       (200,000)     (144,738)      (344,738)
                                   _____________  _____________  _____________
     Total other expenses              (209,534)     (207,295)      (416,829)

                                   _____________  _____________  _____________

NET LOSS                           $ (2,045,082)  $  (750,939)  $ (3,007,817)
                                   =============  =============  =============

NET LOSS PER COMMON SHARE          $      (0.22)  $     (0.17)  $      (0.53)
                                   =============  =============  =============
WEIGHTED AVERAGE  NUMBER OF
COMMON SHARES OUTSTANDING              9,221,191     4,413,566      5,596,841
                                   =============  =============  =============










  The accompanying notes are an integral part of these financial statements.

ROYAL SILVER MINES, INC.
(A Development Stage Company)
STATEMENT OF SHAREHOLDERS' EQUITY (DEFICIT)

                   Common Stock                                        Total
             _________________________   Additional                    Stock-
                Number                     Paid-in     Accumulated     holders
             of  Shares       Amount       Capital       Deficit       Equity
             ___________ ___________  ____________  ____________  ____________
Balance
February 17,
1994                -    $      -     $       -     $       -     $       -
             ___________ ___________  ____________  ____________  ____________
Issuance in
  May 1994
  of shares
  at $.002
  per share
  to officers
  and directors
  in exchange
  for assignment
  of mining
  property
  option       2,250,000      22,500       (18,500)         -           4,000
Issuance in
  July 1994 of
  shares for
  cash at $.402
  in private
  placement,
  net of costs 1,050,000      10,500       411,116          -         421,616
Issuance in
  August 1994
  of shares to
  a director
  in exchange
  for services,
  valued at
  $.417 per
  share          150,000       1,500       61,000           -          62,500
Net loss for
  the year
  ended
  November
  30, 1994          -           -            -         (211,796)     (211,796)
            ____________ ___________  ____________  ____________  ____________
Balance,
  November
  30, 1994     3,450,000      34,500      453,616      (211,796)      276,320
            ____________ ___________  ____________  ____________  ____________




  The accompanying notes are an integral part of these financial statements.

ROYAL SILVER MINES, INC.
(A Development Stage Company)
STATEMENT OF SHAREHOLDERS' EQUITY (DEFICIT) (Continued)

                   Common Stock                                        Total
             _________________________   Additional                    Stock-
                Number                     Paid-in     Accumulated     holders
             of  Shares       Amount       Capital       Deficit       Equity
             ___________ ___________  ____________  ____________  ____________
Balance, forward
  November
  30, 1994     3,450,000      34,500      453,616      (211,796)      276,320
            ____________ ___________  ____________  ____________  ____________
Issuance of
  shares in
  debt offering
  at $.03
  per share      416,250       4,163        9,712           -          13,875
Issuance of
  shares for
  mineral
  properties
  valued at
  $1.00 per
  share          262,500       2,625      259,875           -         262,500
Issuance of
  shares for
  cash at $1.00
  per share       15,000         150       14,850           -          15,000
Stock issuance
  costs              -           -        (58,202)          -         (58,202)
Issuance of
  shares to
  acquire
  Consolidated
  Royal Mines,
  Inc. at $.15
  per share    2,434,563      24,346       335,750           -         360,096
Issuance of
  shares to
  directors and
  employees for
  services at
  prices ranging
  from $2.00
  to $2.50
  per share      12,750         127        29,473           -          29,600
            ____________ ___________  ____________  ____________  ____________
Balance
  forward     6,591,063      65,911     1,045,074      (211,796)      899,189
            ____________ ___________  ____________  ____________  ____________




  The accompanying notes are an integral part of these financial statements.

ROYAL SILVER MINES, INC.
(A Development Stage Company)
STATEMENT OF SHAREHOLDERS' EQUITY (DEFICIT) (Continued)

                   Common Stock                                        Total
             _________________________   Additional                    Stock-
                Number                     Paid-in     Accumulated     holders
             of  Shares       Amount       Capital       Deficit       Equity
             ___________ ___________  ____________  ____________  ____________
Balance,
forward       6,591,063      65,911     1,045,074      (211,796)      899,189
             ____________ ___________  ____________  ____________  ___________
Issuance of
  shares in
  exchange for
  mineral
  properties
  at prices
  ranging
  from $3.13
  to $3.25
  per share     800,000       8,000     2,530,126           -       2,538,126
Issuance of
  shares for
  cash at
  prices
  ranging from
  $1.50 to
  $2.00 per
  share         166,000       1,660       247,340           -         249,000
Issuance of
  shares in
  exchange for
  debt at $1.50
  per share     200,000       2,000       298,000           -         300,000
Net loss for
  the ten
  months ended
  September
  30, 1995          -           -             -         (750,939)    (750,939)
            ____________ ___________  ____________  ____________  ____________
Balance,
September 30,
1995          7,757,063  $   77,571   $  4,120,540  $   (962,735) $ 3,235,376
            ____________ ___________  ____________  ____________  ____________
Issuance of
  shares for
  cash at
  $1.50 per
  share       1,176,832       11,769     1,754,010           -      1,765,779
            ____________ ___________  ____________  ____________  ____________
Balance
  forward     8,933,895       89,340     5,874,550      (962,735)   5,001,155
            ____________ ___________  ____________  ____________  ____________

  The accompanying notes are an integral part of these financial statements.

ROYAL SILVER MINES, INC.
(A Development Stage Company)
STATEMENT OF SHAREHOLDERS' EQUITY (DEFICIT) (Continued)

                   Common Stock                                        Total
             _________________________   Additional                    Stock-
                Number                     Paid-in     Accumulated     holders
             of  Shares       Amount       Capital       Deficit       Equity
             ___________ ___________  ____________  ____________  ____________
Balance,
  forward     8,933,895       89,340     5,874,550      (962,735)   5,001,155
             ___________ ___________  ____________  ____________  ____________
Issuance of
  shares to
  directors and
  employees for
  services at
  $1.50
  per share     222,700        2,227       331,823           -        334,050
Issuance of
  shares in
  exchange for
  debt and accrued
  interest
  at $1.50
  per share     406,050        4,060       605,015           -        609,075
Issuance of
  shares for
  cash at
  $2.20
  per share     150,000        1,500       328,500           -        330,000
Issuance of
  warrants
  for cash
  at $.05
  per warrant       -            -          41,068          -          41,068
Issuance of
  shares for
  cash at
  $1.62
  per share      65,000          650       104,650          -         105,300
Issuance of
  shares for
  cash to
  directors and
  employees
  at prices
  ranging
  from $1.62
  to $2.08
  per share     107,500        1,075       181,175         -          182,250
            ____________ ___________  ____________  ____________  ____________
Balance
  forward     9,885,145       98,852     7,466,781    (962,735)     6,602,830
            ____________ ___________  ____________  ____________  ____________

  The accompanying notes are an integral part of these financial statements. ROYAL SILVER MINES, INC.
(A Development Stage Company)
STATEMENT OF SHAREHOLDERS' EQUITY (DEFICIT) (Continued)

                   Common Stock                                        Total
             _________________________   Additional                    Stock-
                Number                     Paid-in     Accumulated     holders
             of  Shares       Amount       Capital       Deficit       Equity
             ___________ ___________  ____________  ____________  ____________
Balance,
  forward     9,885,145       98,852     7,466,781    (962,735)     6,602,830
             ___________ ___________  ____________  ____________  ____________
Issuance of
  shares for
  cash at
  $0.75
  per share      200,000       2,000       147,985            -       149,985
Issuance of
  shares for
  cash at $1.70
  per share      250,000       2,500       422,500            -       425,000
Cancellation
  of 35,000
  shares
  received in
  exchange for
  return of
  mining
  property       (35,000)       (350)     (109,025)          -       (109,375)
Payment to
  Centurion Mines
  for option to
  repurchase
  stock              -           -             -         (50,000)     (50,000)
Issuance of
  shares for
  joint venture
  in mining
  property
  at $1.50
  per share      100,000       1,000       149,000           -        150,000
Repurchase of
  25,000 shares
  issued for
  joint venture
  at $1.40
  per share      (25,000)       (250)      (34,750)          -        (35,000)
            ____________ ___________  ____________  ____________  ____________
Balance
  forward     10,375,145     103,752     8,042,491    (1,012,735)   7,133,508
            ____________ ___________  ____________  ____________  ____________




  The accompanying notes are an integral part of these financial statements.

ROYAL SILVER MINES, INC.
(A Development Stage Company)
STATEMENT OF SHAREHOLDERS' EQUITY (DEFICIT) (Continued)

                   Common Stock                                        Total
             _________________________   Additional                    Stock-
                Number                     Paid-in     Accumulated     holders
             of  Shares       Amount       Capital       Deficit       Equity
             ___________ ___________  ____________  ____________  ____________
Balance,
  forward     10,375,145     103,752     8,042,491    (1,012,735)   7,133,508
             ___________ ___________  ____________  ____________  ____________
Issuance of
  shares for
  mining
  property
  at $1.50
  per share       20,000          200       29,800           -         30,000
Issuance of
  shares to
  noteholders
  for extension
  of notes
  at $1.50
  per share       39,375          394       58,669            -        59,063
Issuance of
  shares for
  services at
  $1.50
  per share      215,334         2,153     320,848            -       323,001
Stock
  issuance
  costs              -             -       (15,000)           -       (15,000)
Net loss for
  the year
  ended
  September
  30, 1996           -             -           -       (2,045,082) (2,045,082)
            ____________ ___________  ____________  ____________  ____________
Balance,
September 30,
1996          10,649,854 $   106,499  $  8,436,808  $ (3,057,817) $ 5,485,490
            ============ ===========  ============  ============  ============












  The accompanying notes are an integral part of these financial statements.

ROYAL SILVER MINES, INC.
(A Development Stage Company)
STATEMENTS OF CASH FLOWS

                                                                    From
                                                                 February 17,
                               For the year     For the Ten   1994 (Inception)
                                   Ended        Months Ended       Through
                               September 30,    September 30,    September 30,
                                    1996            1995            1996
                               ______________  ______________  ______________
Cash flows from operating
  activities:
  Net loss                     $  (2,045,082)  $    (750,939)  $  (3,007,817)
                               ______________  ______________  ______________
  Adjustments to reconcile
  net loss to net cash used
  by operating activities:
     Depreciation and
       amortization                    35,736           59,822        100,616
     Issuance of common stock
       for services                   657,051           29,600        749,151
     Write-off of joint
       venture costs                  150,000              -          150,000
  Changes in assets and liabilities:
     Note receivable                 (100,000)             -         (100,000)
     Interest receivable                 (333)             -             (333)
     Prepaid expenses                 (13,041)          22,627        (17,391)
     Other assets                      19,836          (23,137)        (3,801)
     Accounts payable                 (34,891)          53,727         25,135
     Accrued expenses                 (55,645)          90,088         34,443
     Payable to related parties           -            300,289        300,289
                                ______________  ______________  ______________
  Net cash used in operating
    activities                     (1,386,369)        (217,923)    (1,769,708)
                                ______________  ______________  ______________
Cash flows from investing
    activities:
   Purchase and development of
     mineral properties              (979,043)        (455,418)    (1,604,836)
   Purchase of fixed assets            (4,173)         (11,629)       (15,802)
                                ______________  ______________  ______________
Net cash provided used in
     investing activities            (983,216)        (467,047)    (1,620,638)
                                ______________  ______________  ______________











  The accompanying notes are an integral part of these financial statements.
                                    F-10

ROYAL SILVER MINES, INC.
(A Development Stage Company)
STATEMENTS OF CASH FLOWS (Continued)

                                                                    From
                                                                 February 17,
                               For the year     For the Ten   1994 (Inception)
                                   Ended        Months Ended       Through
                               September 30,    September 30,    September 30,
                                    1996            1995            1996
                               ______________  ______________  ______________
Cash flows from financing
     activities:
   Stock issuance and offering
     costs                            (15,000)         (58,202)      (144,835)
   Proceeds received on
     long-term debt                       -            675,000        675,000
   Payments made on notes payable     (40,000)         (74,206)      (114,206)
   Issuance of common stock for
      cash                          2,958,314          264,000      3,659,814
   Payment for option to
     repurchase stock                 (50,000)             -          (50,000)
   Issuance of common stock
      for accrued interest             38,158              -           38,158
   Issuance of common stock for
      extension of notes payable
      maturation                       59,063              -           59,063
   Payment for return of stock
      issued for mining property
      interest                        (35,000)             -          (35,000)
   Payment of joint venture costs     (50,000)             -          (50,000)
   Issuance of warrants for cash       41,068              -           41,068
                                ______________  ______________  ______________
Net cash provided by financing
   activities                       2,906,603          806,592      4,079,062
Net increase in cash            $     537,018   $      121,622 " $    688,716

Cash, beginning of period             151,698          30,076             -
                                ______________  ______________  ______________

Cash, end of period             $     688,716   $     151,698   $     688,716
                                ==============  ==============  ==============














  The accompanying notes are an integral part of these financial statements.
                                    F-11

ROYAL SILVER MINES, INC.
(A Development Stage Company)
STATEMENTS OF CASH FLOWS (Continued)

                                                                    From
                                                                 February 17,
                               For the year     For the Ten   1994 (Inception)
                                   Ended        Months Ended       Through
                               September 30,    September 30,    September 30,
                                    1996            1995            1996
                               ______________  ______________  ______________
Supplemental cashflow disclosure:

   Income taxes                 $         -     $         250   $         350
   Interest                     $       5,715   $      17,683   $      23,398

Non-cash financing activities:
   Common stock issued for
     services rendered          $     657,051   $      29,600   $     749,151
   Common stock issued for
      mineral properties        $     180,000   $   2,800,626   $   2,980,626
   Common stock issued for
      exchange for debt         $     570,917   $     313,875   $     922,950
   Common stock issued in
      acquisition of
      Consolidated Royal
      Mines, Inc.               $         -     $     360,096   $     360,096
   Option rights acquired in
     exchange for a payable     $         -     $         -     $      79,000
   Common stock issued for
   assignment of mining
    property options            $         -     $         -     $       4,000























  The accompanying notes are an integral part of these financial statements.

                           ROYAL SILVER MINES, INC.
                         (A Development Stage Company)
                       Notes to the Financial Statements
                              September 30, 1996

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

Royal Silver Mines, Inc. (Royal) was incorporated in April of 1969 under the laws of the State of Utah primarily for the purpose of acquiring and developing mineral properties. Royal conducts its business as a "junior" natural resource company, meaning that it intends to receive income from property sales or joint ventures with larger companies.

Celebration Mining Company (Celebration), currently a wholly-owned subsidiary of Royal was incorporated for the purpose of identifying, acquiring, exploring and developing mining properties. Celebration was organized on February 17, 1994 as a Washington Corporation. Celebration has not yet realized any revenues from its planned operations.

On August 8, 1995, Royal and Celebration completed an Agreement and Plan of Reorganization whereby the Company issued 4,143,750 shares of its common stock and 1,455,000 warrants in exchange for all of the outstanding common stock of Celebration. Pursuant to the reorganization the name of the Company was changed to Royal Silver Mines, Inc. Immediately prior to the Agreement and Plan of Reorganization, the Company had 2,375,463 common shares issued and outstanding.

The acquisition was accounted for as a purchase by Celebration of Royal, because the shareholders of Celebration control the company after the acquisition. Therefore, Celebration is treated as the acquiring entity.
There was no adjustment to the carrying value of the assets or liabilities of Royal in the exchange as the market value approximated the net carrying value.

Royal is the acquiring entity for legal purposes and Celebration is the surviving entity for accounting purposes.

The $4,785,665 cost of mineral properties included in the accompanying balance sheet as of September 30, 1996 is related to exploration properties. The Company has not determined whether the exploration properties contain ore reserves that are economically recoverable. The ultimate realization of the Company's investment in exploration properties is dependent upon the success of future property sales, the existence of economically recoverable reserves, the ability of the Company to obtain financing or make other arrangements for development and upon future profitable production. The ultimate realization of the Company's investment in exploration properties cannot be determined at this time and, accordingly, no provision for any asset impairment that may result, in the event the Company is not successful in developing or selling these properties, has been made in the accompanying financial statements.

The Company is actively seeking additional capital and management believes the properties can ultimately be sold or developed to enable the Company to continue its operations. However, there are inherent uncertainties in mining operations and management cannot provide assurances that it will be successful in this endeavor. Furthermore, the Company is in the development stage as it has not realized any significant revenues from its planned operations.

                           ROYAL SILVER MINES, INC.
                         (A Development Stage Company)
                       Notes to the Financial Statements
                              September 30, 1996

NOTE 2 -SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounting Method

The Company's financial statements are prepared using the accrual method of accounting.

Loss Per Share

Loss per share was computed by dividing the net loss by the weighted average number of shares outstanding during the year The weighted average number of shares was calculated by taking the number of shares outstanding and weighing them by the amount of time they were outstanding.

The outstanding warrants were not included in the computation of loss per share because the exercise price of the outstanding warrants is higher than the market price of the stock, thereby causing the warrants to be antidilutive.

Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Mineral Properties

Costs of acquiring, exploring and developing mineral properties are capitalized by project area. Costs to maintain the mineral rights and leases are expensed as incurred. When a property reaches the production stage, the related capitalized costs will be amortized, using the units of production method on the basis of periodic estimates of ore reserves. Mineral properties are periodically assessed for impairment of value and any losses are charged to operations at the time of impairment.

Should a property be abandoned, its capitalized costs are charged to operations. The Company charges to operations the allocable portion of capitalized costs attributable to properties sold. Capitalized costs are allocated to properties sold based on the proportion of claims sold to the claims remaining within the project area.

Concentration of Risk

The Company maintains its cash accounts in primarily one commercial bank in Spokane, Washington. Accounts are guaranteed by the Federal Deposit Insurance Corporation (FDIC) up to $100,000. The Company's cash balance exceeds that amount by $588,716 at September 30, 1996.

                           ROYAL SILVER MINES, INC.
                         (A Development Stage Company)
                       Notes to the Financial Statements
                              September 30, 1996

Provision For Taxes

At September 30, 1996, the Company had net operating loss carryforwards of approximately $3,130,000 that may be offset against future taxable income through 2011 No tax benefit has been reported in the financial statements as the Company believes there is a 50% or greater chance the net operating loss carryforwards will expire unused. Accordingly, the potential tax benefits of the net operating loss carryforwards are offset by a valuation allowance of the same amount.

Recently Issued Accounting Standards

In March 1995, the Financial Accounting Standards Board issued a new statement titled "Accounting for Impairment of Long-Lived Assets." This new standard is effective for years beginning after December 15, 1995 and would change the Company's method of determining impairment of long-lived assets. Although the Company has not performed a detailed analysis of the impact of this new standard on the Company's financial statements, the Company does not believe that adoption of the new standard will have a material effect on the financial statements.

In October 1995, the Financial Accounting Standards Board issued a new statement titled "Accounting for Stock-Based Compensation " (FAS 123). The new statement is effective for fiscal years beginning after December 15, 1995.

FAS 123 encourages, but does not require, companies to recognize compensation expense for grants of stock, stock options, and other equity instruments to employees based on fair value. Companies that do not adopt the fair value accounting rules must disclose the impact of adopting the new method in the notes to the financial statements. Transactions in equity instruments with non-employees for goods or services must be accounted for on the fair value method. The Company currently intends to adopt the fair value accounting prescribed by FAS 123. However, the Company intends to continue its analysis of FAS 123 to determine its ultimate effect in the future.

Restatement

The restatement of the financial statements have resulted in certain changes in presentation which have no effect on the net losses or shareholder's equity for September 30, 1995 or the year then ended.

NOTE 3 - MINERAL PROPERTIES

Utah Mining Property Joint Venture

In October 1994, Celebration and United Silver Mine, Inc., (United ) entered into a joint venture agreement, whereby Celebration could acquire up to an 80% interest in a mining property located in the State of Utah. Under the terms of the agreement, United contributed real properties for an initial 75% interest in the joint venture, and Celebration was to remove all liens associated with the real properties by paying $175,000 to a bank which was the primary lien holder for its initial 25% interest in the venture.

                           ROYAL SILVER MINES, INC.
                         (A Development Stage Company)
                       Notes to the Financial Statements
                              September 30, 1996

NOTE 3 - MINERAL PROPERTIES (Continued)

Celebration expended $175,000 to purchase the aforementioned promissory note. The property was auctioned in a public auction in May, 1995 and by virtue of Celebration's first position lien, Celebration was able to successfully bid the full amount of the underlying promissory note. Although additional expenditures have been made on the property through September 30, 1996, no further funds toward the joint venture have been expended by Celebration, which owns an undivided 25% interest in the property.

Shoshone County Idaho Mineral Lease

In February 1995, Celebration entered into an agreement to acquire a fifty-year renewable mineral lease on a property in Shoshone County, Idaho. The mining property consists of twelve patented claims and associated Idaho state leases. In connection with this lease, Celebration paid $50,000 and issued 175,000 shares of common stock. In addition, 10,000 shares were issued to a new director for his assistance in obtaining this lease. Celebration subsequently paid $950,000 for the option of extending its lease for an additional forty-nine years. When, and if, the property achieves gross sales of $40,000,000, Celebration will be obligated to pay an additional .5% royalty on future sales. Furthermore, beginning after September 1, 1995, and at such time as the average price of silver has reached $6.00 per ounce for a 30-day period, Celebration is obligated to spend not less than $2,000,000 during the subsequent 36 months to de-water and repair the mine. Thereafter, Celebration will be required to maintain the mine in a condition to allow it to be put into production within sixty days. There are certain claims by the U.S. Environmental Protection Agency and the County on this property for which the lessor is obligated to pay. In the event these claims are not satisfactorily resolved, they may effect Celebration's rights to the property.

Australian Mineral Property Joint Venture

In March 1995, Celebration entered into a joint venture agreement with an Australian company for exploration of a certain mineral property in Australia.

Under the original terms of the joint venture agreement, Celebration acquired a 10% interest by paying $100,000 in April 1995. No additional funds where paid or required to be paid subsequent to the initial payment.

Washington and Idaho Mineral Properties

During the year ended September 30, 1995, Celebration purchased through the issuance of 800,000 shares of its common stock, various mineral properties located in the States of Washington and Idaho. The mineral properties were recorded at the fair market value of the shares paid on the date of issuance ranging from $3.13 to $3.25 per share for a total purchase price of $2,538,126.

In May 1996, the Company sold back the Frisco Standard Silver Mine to its original seller in exchange for the same price (35,000 shares of Royal stock) received by the seller when the mine was purchased. The shares received were cancelled and no gain or loss was recorded on the transaction.

                           ROYAL SILVER MINES, INC.
                         (A Development Stage Company)
                       Notes to the Financial Statements
                              September 30, 1996

NOTE 3 - MINERAL PROPERTIES (Continued)

The Company's proposed future mining activities will be subject to laws and regulations controlling not only the exploration and mining of mineral properties, but also the effect of such activities on the environment. Compliance with such laws and regulations may necessitate additional capital outlays, affect the economics of a project, and cause changes or delays in the Company's activities.

The total mineral properties at September 30, 1996 are classified as follows:

          Mineral properties under joint ventures            $    366,510
          Other mineral properties                              4,419,155
                                                             _____________
          Total Mineral Properties                           $  4,785,665
                                                             =============

The Company's mineral properties are valued at the lower of cost or net realizable value.

NOTE 4 - PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost. Major additions and improvements are capitalized. Minor replacements, maintenance and repairs that do not increase the useful life of the assets are expensed as incurred. Depreciation of property and equipment is determined using the straight-line method over the expected useful lives of the assets of five years.

NOTE 5 - INTANGIBLE ASSETS

Deferred debt issuance costs and organization costs are recorded at cost. Amortization of these intangible assets is determined using the straight-line method over the expected useful lives of the assets as follows:

                  Description                    Useful Lives
                  ___________________________    ____________
                  Deferred debt issuance costs       1 year
                  Organization costs                 5 years

NOTE 6 - COMMON STOCK

During the year ended November 30, 1994, Celebration issued 1,500,000 shares of common stock to directors for services rendered, valued at $.003 to $.625 per share, which is the fair market value of the shares on the date of issuance.

During the year ended September 30, 1995, the Company issued 12,750 shares of common stock to directors and employees for services rendered, valued at prices ranging from $2.00 to $2.50 per share, which is the fair market value of the shares on the date of issuance.

                           ROYAL SILVER MINES, INC.
                         (A Development Stage Company)
                       Notes to the Financial Statements
                              September 30, 1996

NOTE 6 - COMMON STOCK (Continued)

During the year ended September 30, 1995, Celebration issued 975,000 shares of common stock in exchange for mineral properties (See Note 3) and sold 176,000 shares of common stock for $264,000 cash.

The Company issued 200,000 shares of its common stock during the year ended September 30, 1995 in lieu of outstanding debt that was owed to Centurion Mines Corporation (Centurion), a related entity. The stock was issued at $1.50 per share in payment of $300,000 of the then outstanding debt (See Note
10). The Company also issued 277,500 shares in connection with the issuance of notes payable (See Note 9). (See also the disclosure in Note 1).

During the year ended September 30, 1996, the Company sold 1,949,332 shares of its common stock for $2,958,314 in cash. The Company also issued 222,700 shares to directors and employees for services rendered valued at $1.50 per share, which is the fair market value of the shares on the date of issuance.

Also during the year ended September 30, 1996, the Company issued 100,000 shares of its common stock for a joint venture in a mining property and 20,000 common shares for a mining property (See Note 12). The stock issued was valued at $1.50 per share, which is the fair market value to the shares at the date of issuance.

In the same twelve-month period, the Company also issued 406,050 shares of its common stock in payment of outstanding debt of $570,917 and accrued interest of $38,158. The stock was issued at $1.50 per share for a total value of $609,075. In addition, the Company issued 39,375 shares of common stock to noteholders for extending the maturity date of their loans. Again, the shares were valued at $1.50 each, which is the fair market value of the shares when issued.

NOTE 7 - COMMON STOCK OPTIONS AND WARRANTS

In January 1992, the shareholders of Royal approved a 1992 Stock Option and Stock Award Plan under which up to ten percent of the issued and outstanding shares of the Company's common stock could be awarded based on merit of work performed. As of September 30, 1996, 12,750 shares of common stock have been awarded under the Plan.

Also during the year ended September 30, 1996, the Company issued 215,334 shares of its common stock for services received. The shares were valued at $1.50 per share, which is the fair market value of the shares at the date of issuance.

                           ROYAL SILVER MINES, INC.
                         (A Development Stage Company)
                       Notes to the Financial Statements
                              September 30, 1996

NOTE 7 - COMMON STOCK OPTIONS AND WARRANTS (Continued)

Celebration, prior to the exchange agreement with Royal, had granted securities to certain shareholders which represented rights to purchase or receive shares of Celebration's common stock. These options were assumed by the Company after the merger at a rate of 1.5 shares for each option still outstanding. Thus, the Company has granted options, with varying conditions and requirements, to purchase a total of 1,455,000 shares of its common stock.

There are 255,000 of the stock options exercisable at $1.50 per share which expire March 21, 2000. The remaining 1,200,000 stock options are exercisable at $0.93 per share and expire on August 31, 2001. As of September 30, 1996, none of these options have been exercised.

On January 9, 1996, the Board of Directors approved the issuance of warrants to two of its officers to purchase a total of 300,000 shares for a purchase price of $2.50 per share, exercisable from the date of issuance until January 9, 1999.

On March 22, 1996, the Board of Directors approved the issuance of warrants to an investor to purchase 625,000 shares of common stock of the Company in partial completion of a private placement of stock. These warrants are exercisable until September 30, 1998, at a price of $1.50 per share, which is 67% of the closing price on March 22, 1996.

On April 10, 1996, following the close of the second quarter of fiscal 1996, the Board of Directors authorized the issuance of 420,666 warrants to unaffiliated investors as part of the private placement of stock. These warrants are exercisable until April 12, 1997 at prices ranging from $2.50 to $2.625 per share. As of September 30, 1996, 320,666 warrants have been issued (but not exercised) for a total amount of $41,068.

NOTE 8 - ADDITIONAL PAID-IN CAPITAL

The following is a summary of additional paid-in capital at September 30, 1996 and September 30, 1995:

                                      September 30,           September 30,
                                          1996                    1995
                                      _____________           _____________
Applicable to:
     Common stock                       $8,395,740              $4,120,540
     Stock warrants                         41,068                     -
                                      _____________           _____________
                                        $8,436,808              $4,120,540
                                      =============           =============

                           ROYAL SILVER MINES, INC.
                         (A Development Stage Company)
                       Notes to the Financial Statements
                              September 30, 1996

NOTE 9 - NOTES PAYABLE

In February 1995, Celebration raised $555,000 through the issuance of promissory notes. During the second quarter ended March 31, 1996, $470,000 of the total amount plus accrued interest of $29,265 was converted into 332,800 shares of the Company's common stock, leaving an amount owing of $85,000, which was further reduced by cash payments to $60,000 at September 30, 1996. The notes bear interest at 10% per annum and will be due on the earlier of January 1, 1997 or the closing of any public offering of equity securities by the Company. The note holders also received 277,500 shares of Celebration's common stock. A 10% commission was charged by an underwriter on the sale of almost all of the notes.

In April 1995, Celebration raised $120,000 in 10% convertible debentures. In late 1995, $105,000 of the total amount plus accrued interest of $4,810 was converted into 73,250 shares of the Company's common stock, leaving an amount owing of $15,000. During the third quarter ended September 30, 1996, this remaining $15,000 plus accrued interest was paid.

NOTE 10 - RELATED PARTY TRANSACTIONS

After receiving advances from a related party for payment of operating expenses, the Company approved the issuance of 200,000 shares of common stock in payment of $300,000 of the then outstanding balance (See Note 6). The balance outstanding at September 30, 1996 was $289.


NOTE 11 - FUTURE LEASE OBLIGATIONS

The Company is obligated under its lease arrangements to make additional lease payments subsequent to September 30, 1996 as follows:

              Year Ended
             September 30,                                 Amount
             _____________                                _________

                 1997                                      $  9,440
                 1998                                         4,500
                 1999                                         4,500
                 2000 and thereafter                         22,500
                                                          _________
                      Total                                $ 40,940
                                                          =========

NOTE 12 - OPTIONS WITH PLACER MINING CORPORATION

In April 1996, the Company entered into an option with Placer Mining Corporation ("Placer") of Kellogg, Idaho whereby the Company could acquire a joint venture interest in the Bunker Hill Mine, a silver-lead-zinc mine in Shoshone County, Idaho. After issuing 100,000 shares valued at $1.50 per share and spending a non-refundable $50,000 on this option, the Company elected to renegotiate this option agreement and entered into a second option agreement with Placer on September 18, 1996.

                           ROYAL SILVER MINES, INC.
                         (A Development Stage Company)
                       Notes to the Financial Statements
                              September 30, 1996

NOTE 12 - OPTIONS WITH PLACER MINING CORPORATION (Continued)

In the second agreement, the Company paid $100,000 in September 1996 for the nonassignable option of acquiring a 100% interest in the Bunker Hill Mine. In order to exercise this option, the Company must issue 500,000 shares of its common stock to Placer by May 10, 1997 and pay Placer either $7,000,000 by that date or $4,000,000 by that date and $3,500,000 by May 10, 1998. Under the terms of this agreement, the Company will pay Placer a 2 3/4% net smelter return royalty in perpetuity with stipulated annual advance minimum royalty payments to Placer ranging from $100,000 (in 1999) to $250,000 (in years 2002 through 2010). All advance minimum royalties paid are to be credited against actual production royalties.

At September 30, 1996, the Company had expended $101,715 in option and related expenses toward the purchase of the Bunker Hill Mine. These costs are included in the cost of mineral properties (Note 3) on the Company's balance sheet.

NOTE 13 - STOCK OPTION AGREEMENT WITH CENTURION MINES CORPORATION

In September 1996, the Company executed an agreement with Centurion Mines Corporation ("Centurion") whereby the Company acquired an option from Centurion to purchase up to 800,000 shares of its common stock held by Centurion for the exercise price of $1.75 per share during the two-year period ending September 30, 1998. The cost of this two-year stock purchase option was $50,000, which was paid by the Company and charged to stockholders' equity (accumulated deficit).

At September 30, 1996, no shares were acquired from Centurion under this option agreement.